Exhibit 99.1

Athlon Acquisition Corp. Announces Separate Trading of its Shares of Class A Common Stock and

Warrants, on or about March 5, 2021

New York, NY – March 4, 2021 – Athlon Acquisition Corp. (Nasdaq: SWETU) (the “Company”) today announced that holders of the Company’s units sold in its initial public offering may elect to separately trade the shares of Class A common stock and redeemable warrants included in its units commencing on or about March 5, 2021.

The shares of Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SWET” and “SWETW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “SWETU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Holders of the Company’s units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate such units into shares of Class A common stock and redeemable warrants.

Registration statements relating to these securities became effective on January 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

About the Company

The Company is a blank check company formed for the purpose of effecting a business combination. The Company intends to focus its search for business combination targets in the health, wellness and fitness sectors and the products, devices, applications, and technology driving growth within these verticals. The Company, sponsored by an affiliate of Causeway Media Partners, is led by Chief Executive Officer Chris Hickey and Chairman Mark Wan.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Athlon Acquisition Corp.

David Poltack

(617) 855-6333